     As filed with the Securities and Exchange Commission on July 27, 1999

                                                   Registration No. 333-40539-99

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                        ------------------------------


                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                        FORM S-8 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                        ------------------------------


                                 MATTEL, INC.
            (Exact Name of Registrant as Specified in Its Charter)


              Delaware                          95-1567322
      (State of Incorporation)      (I.R.S. Employer Identification No.)


                        ------------------------------


                           333 Continental Boulevard
                         El Segundo, California  90245
                                (310) 252-2000
         (Address, Including Zip Code and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)


                        ------------------------------


         MICROSYSTEMS SOFTWARE, INC. 1994 INCENTIVE STOCK OPTION PLAN,
              SKILLS BANK CORPORATION INCENTIVE STOCK OPTION PLAN
                                      and
STOCK OPTION AGREEMENT DATED APRIL 18, 1994 BETWEEN SKILLS BANK CORPORATION AND
                               DR. THOMAS SAMPH
                           (Full Title of the Plan)


                        ------------------------------


                             Robert Normile, Esq.
             Senior Vice President, General Counsel and Secretary
                                 Mattel, Inc.
                           333 Continental Boulevard
                         El Segundo, California  90245
                                (310) 252-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                          THE LEARNING COMPANY, INC.

                   Termination of Registration Statement and
                         Deregistration of Securities



          On May 13, 1999, pursuant to that certain Agreement and Plan of Merger, dated as of December 13, 1998, between Mattel, Inc., a Delaware corporation ("Mattel"), and The Learning Company, Inc., a Delaware corporation ("Learning Company"), Learning Company merged with and into Mattel (the "Merger"), with Mattel continuing as the surviving corporation. In connection with the Merger, stockholders of Learning Company were granted the right to receive 1.2 shares of common stock of Mattel, par value $1.00 per share ("Mattel Common Stock"), in exchange for each issued and outstanding share of common stock of Learning Company, par value $0.01 per share ("Learning Company Common Stock"), and each option to purchase Learning Company Common Stock under the Microsystems Software, Inc. 1994 Incentive Stock Option Plan, Skills Bank Corporation Incentive Stock Option Plan and Stock Option Agreement Dated April 18, 1994 between Skills Bank Corporation and Dr. Thomas Samph (the "Plans"), was similarly converted into an option to purchase 1.2 shares of Mattel Common Stock.


          Because all of the stock options which were granted under the Plans, and for which the related shares of Learning Company Common Stock were registered on the registration statement on Form S-8, No. 333-40539 (the "Registration Statement"), have been exercised in full or have been converted into options to purchase Mattel Common Stock in connection with the Merger, no additional shares of Learning Company Common Stock registered on the Registration Statement can be purchased or otherwise issued under the Plans. As a result, Mattel, as the successor to Learning Company by merger, hereby removes from registration any and all unissued shares of the Learning Company Common Stock that were previously registered under the Registration Statement, and hereby files this Post-Effective Amendment No. 1 to the Registration Statement to effect such removal and to terminate the Registration Statement.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Mattel, Inc. (as the successor to The Learning Company, Inc. by merger) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Learning Company, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 21st day of July, 1999.


                              MATTEL, INC.


                              By: /s/ Robert Normile
                                 _________________________________
                                  Name:  Robert Normile
                                  Title: Senior Vice President, General
                                         Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of The Learning Company, Inc. has been signed by the following persons in the capacities and on the date indicated.



               Signature                               Title                              Date
               ---------                               -----                              ----
       /s/  Jill E. Barad                       Chairman of the Board,                 July 21, 1999
------------------------------------            President and Chief Executive
            Jill E. Barad                       Officer

       /s/  Harry J. Pearce                     Chief Financial Officer                July 21, 1999
------------------------------------            (Principal Financial Officer)
            Harry J. Pearce

       /s/  Kevin M. Farr                       Senior Vice President and              July 21, 1999
------------------------------------            Corporate Controller (Principal
            Kevin M. Farr                       Accounting Officer)

------------------------------------            Director                               July __, 1999
            Dr. Harold Brown

       /s/  Tully M. Friedman                   Director                               July 21, 1999
------------------------------------
            Tully M. Friedman

       /s/  Joseph C. Gandolfo                  Director and President,                July 21, 1999
------------------------------------            Worldwide Manufacturing
            Joseph C. Gandolfo                  Operations

       /s/  Ronald M. Loeb                      Director                               July 21, 1999
------------------------------------
            Ronald M. Loeb

       /s/  Ned Mansour                         Director and President,                July 21, 1999
-------------------------------------           Corporate Operations
            Ned Mansour

-------------------------------------           Director                               July __, 1999
            Dr. Andrea L. Rich

       /s/  William D. Rollnick                 Director                               July 21, 1999
-------------------------------------
            William D. Rollnick

-------------------------------------           Vice-Chairman of the Board and         July __, 1999
            Pleasant T. Rowland                 President, Pleasant Company

-------------------------------------           Director                               July __, 1999
            Christopher A. Sinclair

-------------------------------------           Director                               July __, 1999
            John L. Vogelstein